EXHIBIT 99.1

WESTERN MIDSTREAM APPOINTS OSCAR BROWN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Michael Ure Steps Down Following Successful Transformation of Western Midstream into Leading Midstream Operator

Partnership Reaffirms 2024 Adjusted EBITDA and Free Cash Flow Guidance

HOUSTON — October 28, 2024 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced Oscar K. Brown, an independent director of Western Midstream Holdings, LLC, WES’s general partner (the “General Partner”), has been appointed President and Chief Executive Officer of the General Partner, effective immediately. The Board of Directors of the General Partner (the “Board”) and Michael Ure agreed that he will step down from his position, including as Director. To ensure a smooth transition, Mr. Ure will continue as an advisor to the CEO until the end of the year. Mr. Brown will remain a director on the Board.
“The Board identified Mr. Brown as the ideal CEO to lead the Partnership’s next chapter,” said Jeff Bennett, Chairman of the Board. “He is a seasoned executive who has been a deeply involved member of the Board since 2019. Oscar possesses extensive knowledge of the Partnership’s strategy, mission and vision. With more than 30 years of energy and industrial experience, Oscar brings a wealth of knowledge and a proven track record of success."
“On behalf of the entire Board, I would like to thank Michael for his contributions to WES,” Mr. Bennett continued. “Under Michael’s leadership, WES went through an impressive transformation including significant organic growth in the Delaware Basin and growth in the Powder River Basin through the strategic purchase of Meritage Midstream. The team also lowered costs and prioritized capital-efficient growth, leading to the return of approximately $4.6 billion to unitholders through distributions and unit repurchases and significantly lower leverage. We wish him the best as he shifts his focus to his greatest passions: his faith, his family, and giving back to the community.”
“I am truly honored to step into the role of CEO and to lead this exceptional company. I look forward to partnering with our talented team to drive WES’s growth and success and continuing to execute against the proven strategies that have strengthened the Partnership. By cultivating a culture focused on upholding its foundational principles and core values, WES has achieved remarkable growth and delivered strong value to its stakeholders,” said Mr. Brown.
“It’s been a great privilege to lead Western Midstream over the past five years. I want to thank the Board and all of our dedicated team members for their support. I am incredibly proud of all we accomplished together,” commented Mr. Ure. “I’m confident that this is the right time to hand over the reins to Oscar, whom I’ve known for nearly a decade. I know he will work with the exceptional WES team to drive the Partnership forward, continuing to deliver best-in-class solutions for customers.”
Mr. Brown has been a director on the General Partner's Board since August 2019, where he served as the Chair of the ESG committee. He has a 30-year history in the energy sector, including senior positions with Occidental Petroleum Corporation and energy-sector roles at several global financial institutions. Previously, he served on the board of directors of Plains All American Pipeline, L.P. Most recently, he served as Chief Financial Officer of FREYR Battery. He holds a BBA in Finance and Marketing from The University of Texas at Austin. He has served on the boards of Houston’s Alley Theatre, Junior Achievement of Southeast Texas and The Children’s Fund, Inc.
Reaffirming 2024 Adjusted EBITDA and Free Cash Flow Guidance
In addition to today’s leadership transition, the Partnership also reaffirmed its previously stated 2024 Adjusted EBITDA and Free Cash Flow guidance ranges of $2.2 billion to $2.4 billion and $1.05 billion to $1.25 billion, respectively, and continues to expect 2024 results to be toward the high end of these ranges.
As previously disclosed, the Partnership plans to report its third-quarter 2024 results after market close on Wednesday, November 6, 2024. Management will host a conference call on Thursday, November 7, 2024, at 1:00 p.m. Central (2:00 p.m. Eastern) to discuss the Partnership's quarterly results.
Please visit the WES website at www.westernmidstream.com for further information on the senior management and Board changes.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a master limited partnership formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells natural gas, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity price volatility through fee-based contracts.
For more information about WES, please visit www.westernmidstream.com.
This news release contains forward-looking statements. WES's management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES's assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the "Risk Factors" section of WES's most-recent Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.

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Source: Western Midstream Partners, LP

WESTERN MIDSTREAM CONTACTS

Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866.512.3523

Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866.512.3523
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